Exhibit 99.1

Brooks Automation Reports Fiscal Third Quarter Ended June 30, 2013 Results; Announces Appointment of Mark D. Morelli as President

CHELMSFORD, Mass., August 8, 2013 (GLOBE NEWSWIRE) -- Brooks Automation, Inc. (Nasdaq:BRKS), a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets, including semiconductor manufacturing and life sciences, today reported financial results for the third quarter and nine months ended June 30, 2013.

Fiscal Third Quarter of 2013 Financial and Operational Highlights:

•	Revenues were $118.1 Million; Order Bookings increased $6.8 million on a sequential basis to $128.1 million;

•	Brooks Life Science Systems Bookings increased to $18.5 million;

•	GAAP Earnings Per Share was $0.02; Adjusted Earnings Per Share excluding special charges was $0.03

•	Cash flow from Operations was $12.9 million;

•	Cash, Cash Equivalents and Marketable Securities as of June 30, 2013 were $150.7 million, or $2.26 per diluted share with no Debt;

•	Generated 17 Design-in-Wins for Semiconductor and Adjacent market customers.

Summary of GAAP and Non-GAAP Earnings

	Quarter Ended			Nine Months Ended
000's except EPS	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012

GAAP Net Income (Loss) attributable to Brooks	$1,544	$(538)	$8,028	$(8,230)	$20,572
GAAP Diluted Earnings (Loss) per share	$0.02	$(0.01)	$0.12	$(0.13)	$0.31

Adjusted Net Income (Loss) attributable to Brooks	$1,965	$600	$8,943	$(1,277)	$25,810
Adjusted Diluted Earnings (Loss) per Share	$0.03	$0.01	$0.14	$(0.02)	$0.39

A reconciliation of non-GAAP measures to the most nearly comparable GAAP measure follows the consolidated balance sheets, statements of operations and statements of cash flows included in this release.

Management Comments
“Despite flat market conditions over the quarter, we generated revenue and profits performance in line with our guidance. Cash flow generation was strong as we continued to improve gross margin and reduce inventory," said Steve Schwartz, Chief Executive Officer of Brooks. "We closed out several of the major Life Science Systems orders that were in our pipeline and we booked $18.5 million of orders in this business during the quarter. This was an important step in the recovery of this business after a period of slow spending. New leadership in the Life Science Systems business is strongly focused on working with current and prospective customers to maintain this momentum."
Dr. Schwartz continued, “We believe that further near-term growth of our front end semiconductor business is likely, however, we are uncertain as to the timing given the relatively flat order booking trends that we continue to experience. In the longer term, the continued expansion of our engagements for important new business and developing operational improvements should make our business larger and more profitable.”

Martin S. Headley, Executive Vice-President and Chief Financial Officer, commented, “Adjusted EBITDA of $12.0 million in the quarter was above our expectations for the level of revenue that we achieved. However, our net income was adversely impacted by an abnormally high effective tax rate in the quarter of 74%. For the full year we now expect a lower effective tax rate than previously projected and expect a very low effective tax rate in the fourth quarter of fiscal 2013.”
Third Quarter of Fiscal 2013 Results
Revenues for the third quarter of fiscal 2013 were $118.1 million, a 1.2% increase compared to revenues of $116.6 million in the second quarter of fiscal 2013 and $140.4 million in the third quarter of fiscal 2012. The revenues for the third quarter of fiscal 2013 reflected sequential growth in the services business and sales into industrial and adjacent markets. Product revenues into the semiconductor front end market declined 3.2% sequentially as a result of actions the Company took to exit from certain low margin business.

Revenues for the Brooks Global Services segment increased 2.9% on a sequential basis compared to the second quarter of 2013. Revenues for the Brooks Product Solutions segment increased 1.4% sequentially with growth in sales to industrial and adjacent markets. Revenues for the Brooks Life Science Systems segment declined 3.8% sequentially compared to the second quarter of 2013, with lower automated cold store revenues.

New order bookings for the third quarter of fiscal 2013 increased 5.6% sequentially to $128.1 million, compared to order bookings in the fiscal second quarter 2013 of $121.3 million.

Gross profit margin was 33.6% for the third quarter of fiscal 2013, compared to gross profit margins of 31.4% for the second quarter of fiscal 2013 and 32.9% for the third quarter of fiscal 2012. The third quarter of fiscal 2013 saw sequential margin improvements in our Global Services business as a result of cost structure improvements and in our Life Sciences business as a result of higher software and device sales.

Adjusted EBITDA (as defined in the Notes on non-GAAP measures) for the third quarter of fiscal 2013 was $12.0 million, which compared to $9.2 million in the second quarter of fiscal 2013 and $17.2 million in the third quarter of fiscal 2012.

A reconciliation of non-GAAP measures to the most nearly comparable GAAP measure follows the consolidated statements of operations, balance sheets and statements of cash flows included in this release.

Net cash provided by operating activities for the third quarter of fiscal 2013 was $12.9 million, which drove total cash, cash equivalents and marketable securities to $150.7 million at June 30, 2013.

Nine Months ended June 30, 2013 Results
Revenues for the nine months ended June 30, 2013 were $332.7 million, compared to revenues of $400.0 million for the nine months ended June 30, 2012. Net loss for the nine months ended June 30, 2013, including the impact of certain restructuring adjustments and other charges, was $(8.2) million or $(0.13) per diluted share compared to net income of $20.6 million or $0.31 per diluted share, which includes certain restructuring and other charges for the nine months ended June 30, 2012.

Quarterly Cash Dividend
The Company additionally announced that the Board of Directors has declared a dividend of $0.08 per share payable on September 27, 2013 to stockholders of record on September 6, 2013. Future dividend declarations, as well as the record and payment dates for such dividends, are subject to the final determination of the Company's Board of Directors.

Guidance for Fourth Fiscal Quarter
The Company announced revenue and earnings guidance for the fourth quarter of fiscal 2013. Revenues are expected to range between $113 and $118 million and non-GAAP earnings are expected to range between $0.02 and $0.05. Including restructuring and acquisition related charges but excluding gains on sale of a building, GAAP earnings per share is expected to be between $0.03 and $0.06 per diluted share.

Acquisition of Matrical, Inc. Completed
The Company announced that it has completed the acquisition of the assets and business of Matrical, Inc. consistent with the arrangements disclosed in the July 23, 2013 press release.

Sale of Building
The Company announced that it has signed a definitive agreement to sell a building on its Chelmsford campus for approximately $11.4 million. The sale transaction is expected to close during the fourth fiscal quarter of 2013 on completion of customary due diligence by the buyer.

Appointment of Mark D. Morelli as Company President
The Company announced that Mark D. Morelli has been appointed to the position of President and Chief Operating Officer. He previously served as Executive Vice President and Chief Operating Officer. Mr. Morelli retains responsibility for all operating, technical and customer facing activities of the Company. Mr. Morelli joined Brooks in January, 2012.

Conference Call
Brooks management will webcast its third quarter earnings conference today at 4:30 p.m. Eastern Time to discuss the fiscal third quarter business highlights. During the call, Company management will respond to questions concerning, but not limited to, the Company's financial performance, business conditions and industry outlook. Their responses could contain information that has not been previously disclosed.

The call will be broadcast live over the Internet hosted at the Investor Relations section of Brooks' website at www.brooks.com, and will be archived online on this website for convenient on-demand replay. In addition, you may call 1-800-741-3792 (North America only) or 1-212-231-2912 to listen to the live broadcast.

About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets including semiconductor manufacturing, life sciences, and clean energy. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, Massachusetts, with direct operations in North America, Europe and Asia.
For more information, please visit www.brooks.com.

CONTACT:	Lynne Yassemedis Brooks Automation, Inc. 978-262-4443 lynne.yassemedis@brooks.com

John Mills Senior Managing Director ICR, LLC 310-954-1105 john.mills@icrinc.com

Forward Looking Statements
Some statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks' financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our revenue and operating margin expectations, our ability to develop further our business in new and adjacent markets, and our ability to achieve financial success in the future. Factors that could cause results to differ from our expectations include the following: volatility of the industries the Company serves, particularly the semiconductor industry; our possible inability to meet demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; the inability of customers to make payments to us when due; the timing and effectiveness of cost reduction and cost control measures; price competition; disputes concerning intellectual property; continuing uncertainties in global political and economic conditions, and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to our Annual Report on Form 10-K, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

BROOKS AUTOMATION, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands, except share and per share data)

	June 30, 2013	September 30, 2012
Assets
Current assets
Cash and cash equivalents	$61,888	$54,639
Restricted cash	—	763
Marketable securities	41,199	85,646
Accounts receivable, net	86,286	78,855
Inventories	92,800	102,985
Deferred tax assets	16,725	15,531
Prepaid expenses and other current assets	12,454	9,070
Total current assets	311,352	347,489
Property, plant and equipment, net	55,417	64,478
Long-term marketable securities	47,639	59,946
Long-term deferred tax assets	96,068	104,626
Goodwill	114,893	88,440
Intangible assets, net	61,821	39,400
Equity investment in joint ventures	23,582	31,428
Other assets	9,658	6,153
Total assets	$720,430	$741,960
Liabilities and equity
Current liabilities
Accounts payable	$31,162	$28,988
Deferred revenue	16,262	9,986
Accrued warranty and retrofit costs	7,704	7,329
Accrued compensation and benefits	15,047	14,118
Accrued restructuring costs	1,802	2,098
Accrued income taxes payable	198	1,699
Accrued expenses and other current liabilities	11,881	16,973
Total current liabilities	84,056	81,191
Income taxes payable	7,563	6,356
Long-term pension liability	1,441	1,688
Other long-term liabilities	3,538	3,424
Total liabilities	96,598	92,659

Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 125,000,000 shares authorized, 79,926,322 shares issued and 66,464,453 shares outstanding at June 30, 2013, 79,790,557 shares issued and 66,328,688 shares outstanding at September 30, 2012	799	798
Additional paid-in capital	1,822,531	1,817,706
Accumulated other comprehensive income	17,431	23,642
Treasury stock at cost, 13,461,869 shares	(200,956)	(200,956)
Accumulated deficit	(1,016,676)	(992,524)
Total Brooks Automation, Inc. stockholders’ equity	623,129	648,666
Noncontrolling interest in subsidiaries	703	635
Total equity	623,832	649,301
Total liabilities and equity	$720,430	$741,960

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Nine months ended June 30,
	2013	2012	2013	2012
Revenues
Product	$95,547	$119,172	$268,363	$333,891
Services	22,525	21,265	64,353	66,111
Total revenues	118,072	140,437	332,716	400,002
Cost of revenues
Product	64,399	77,821	183,034	217,553
Services	13,987	16,376	44,226	47,570
Total cost of revenues	78,386	94,197	227,260	265,123
Gross profit	39,686	46,240	105,456	134,879
Operating expenses
Research and development	12,136	11,691	35,684	36,169
Selling, general and administrative	22,600	25,344	73,332	76,356
Restructuring and other charges	560	880	6,086	1,125
In-process research and development	—	—	—	3,026
Total operating expenses	35,296	37,915	115,102	116,676
Operating income (loss)	4,390	8,325	(9,646)	18,203
Interest income	255	292	795	844
Interest expense	—	(5)	(1)	(12)
Other income, net	387	202	371	497
Income (loss) before income taxes and equity in earnings of joint ventures	5,032	8,814	(8,481)	19,532
Income tax provision (benefit)	3,700	985	(99)	626
Income (loss) before equity in earnings of joint ventures	1,332	7,829	(8,382)	18,906
Equity in earnings of joint ventures	236	196	220	1,676
Net income (loss)	$1,568	$8,025	(8,162)	20,582
Net (income) loss attributable to noncontrolling interests	(24)	3	(68)	(10)
Net income (loss) attributable to Brooks Automation, Inc.	$1,544	$8,028	(8,230)	20,572
Basic net income (loss) per share attributable to Brooks Automation, Inc. common stockholders	$0.02	$0.12	$(0.13)	$0.32
Diluted net income (loss) per share attributable to Brooks Automation, Inc. common stockholders	$0.02	$0.12	$(0.13)	$0.31
Shares used in computing earnings (loss) per share
Basic	66,041	65,264	65,831	65,038
Diluted	66,687	65,781	65,831	65,677

BROOKS AUTOMATION, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Nine months ended June 30,
	2013	2012
Cash flows from operating activities
Net income (loss)	$(8,162)	$20,582
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,258	16,159
Stock-based compensation	5,625	6,903
Amortization of premium on marketable securities	972	1,804
Undistributed earnings of joint ventures	(220)	(1,676)
Deferred income tax benefit	(364)	—
Pension settlement	87	—
Loss (gain) on disposal of long-lived assets	375	(62)
Changes in operating assets and liabilities, net of acquisitions and disposals:
Accounts receivable	(3,508)	(10,007)
Inventories	17,334	961
Prepaid expenses and other current assets	(1,585)	(1,141)
Accounts payable	(758)	6,496
Deferred revenue	6,351	(3,625)
Accrued warranty and retrofit costs	(1,194)	(72)
Accrued compensation and benefits	(211)	(3,869)
Accrued restructuring costs	(579)	465
Accrued expenses and other current liabilities	(2,784)	(344)
Net cash provided by operating activities	29,637	32,574
Cash flows from investing activities
Purchases of property, plant and equipment	(2,710)	(6,364)
Purchases of marketable securities	(72,581)	(93,306)
Sale/maturity of marketable securities	127,582	96,499
Acquisition, net of cash acquired	(59,005)	(8,716)
Other investment	—	(3,000)
Proceeds from the sale of property, plant and equipment	3,169	—
Payment of deferred leasing cost	(3,134)	—
Decrease in restricted cash	763	531
Net cash used in investing activities	(5,916)	(14,356)
Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	969	841
Common stock dividend paid	(15,987)	(15,719)
Net cash used in financing activities	(15,018)	(14,878)
Effects of exchange rate changes on cash and cash equivalents	(1,454)	(609)
Net increase in cash and cash equivalents	7,249	2,731
Cash and cash equivalents, beginning of period	54,639	58,833
Cash and cash equivalents, end of period	$61,888	$61,564

Notes on Non-GAAP Financial Measures:
The information in this press release is for: internal managerial purposes; when publicly providing guidance on future results; and as a means to evaluate period-to-period comparisons. These financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management believes these financial measures provide an additional way of viewing aspects of our operations, that, when viewed with our GAAP results and the accompanying reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. Management strongly encourages investors to review our financial statements and publicly-filed reports in their entirety and not rely on any single measure.

The press release includes financial measures which exclude the effects of non-recurring income and special charges such as restructuring charges and acquisition related charges. Management believes these measures are useful to investors because it eliminates accounting charges that do not reflect Brooks' day-to-day operations. A table reconciling income (loss) and diluted earnings (loss) per share from operations is presented below.

			Quarter ended
	June 30, 2013		March 31, 2013		June 30, 2012
	$	per share	$	per share	$	per share
Net income (loss) attributable to Brooks Automation, Inc.	$1,544	$0.02	$(538)	$(0.01)	$8,028	$0.12
Adjustments, net of tax:
Purchase accounting impact on inventory and contracts acquired	—	—	579	0.01	35	0.00
Restructuring charges	379	0.01	553	0.01	880	0.01
Merger costs	42	0.00	6	0.00	—	—
Adjusted net income attributable to Brooks Automation, Inc.	1,965	0.03	600	0.01	8,943	0.14
Stock-based compensation	615	0.01	2,499	0.04	1,979	0.03
Adjusted net income attributable to Brooks Automation, Inc. - excluding stock-based compensation	$2,580	$0.04	$3,099	$0.05	$10,922	$0.17

	Nine months ended
	June 30, 2013		June 30, 2012
	$	per share	$	per share
Net income (loss) attributable to Brooks Automation, Inc.	$(8,230)	$(0.13)	$20,572	$0.31
Adjustments, net of tax:
Purchase accounting impact on inventory and contracts acquired	2,092	0.03	866	0.01
Restructuring charges	4,357	0.07	1,125	0.02
Merger costs	504	0.01	221	0.00
In-process research and development acquired	—	—	3,026	0.05
Adjusted net income (loss) attributable to Brooks Automation, Inc.	(1,277)	(0.02)	25,810	0.39
Stock-based compensation	5,625	0.09	6,903	0.11
Adjusted net income attributable to Brooks Automation, Inc. - excluding stock-based compensation	$4,348	$0.07	$32,713	$0.50

	Quarter ended
	June 30, 2013		March 31, 2013		June 30, 2012
	$	%	$	%	$	%
Gross profit / gross margin percentage	$39,686	33.6%	$36,612	31.4%	$46,240	32.9%
Adjustments:
Purchase accounting impact on inventory and contracts acquired	—	—%	805	0.7%	35	0.0%
Adjusted gross profit / gross margin percentage	$39,686	33.6%	$37,417	32.1%	$46,275	33.0%

	Nine Months Ended
	June 30, 2013		June 30, 2012
	$	%	$	%
Gross profit / gross margin percentage	$105,456	31.7%	$134,879	33.7%
Adjustments:
Purchase accounting impact on inventory and contracts acquired	2,907	0.9%	866	0.2%
Adjusted gross profit / gross margin percentage	$108,363	32.6%	$135,745	33.9%

	Quarter ended			Nine months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Net income (loss) attributable to Brooks Automation, Inc.	$1,544	$(538)	$8,028	$(8,230)	$20,572
Less: Interest income	(255)	(265)	(292)	(795)	(844)
Add: Interest expense	—	—	5	1	12
Add: Income tax provision (benefit)	3,700	(129)	985	(99)	626
Add: Depreciation	3,374	3,548	3,466	10,626	10,008
Add: Amortization of completed technology	1,042	1,041	936	3,268	2,660
Add: Amortization of customer relationships and acquired intangible assets	1,399	1,413	1,136	4,364	3,491
Add: Stock-based compensation	615	2,499	1,979	5,625	6,903
Add: Restructuring charges	560	769	880	6,086	1,125
Add: Purchase accounting impact on inventory and contracts acquired	—	805	35	2,907	866
Add: Merger costs	62	8	—	704	221
Add: In-process research and development acquired	—	—	—	—	3,026
Adjusted EBITDA	$12,041	$9,151	$17,158	$24,457	$48,666